UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ANADIGICS, INC.

(Name of Registrant as Specified In Its Charter)

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141 Mt. Bethel Road
Warren, NJ 07059
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2009

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), will be held on May 14, 2009 at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, for the purpose of considering and acting upon the following:

1)	The election of two Class II Directors of ANADIGICS to hold office until 2012.

2)	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of ANADIGICS for the fiscal year ending December 31, 2009.

3)	The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the director nominees and “FOR” Item 2.

Only stockholders of record at the close of business on March 20, 2009 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.  Admission to the Annual Meeting will be by ticket only.  If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card (the “Proxy”) and retain the bottom portion of the card as your admission ticket.  If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.  For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be open for the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at the office of ANADIGICS.

Stockholders are cordially invited to attend the Annual Meeting.  However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed Proxy in the accompanying envelope.

By order of the Board of Directors,

/s/ Thomas C. Shields

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 14, 2009:

The Annual Report, Notice of the 2009 Annual Meeting and Proxy Statement, and Proxy Statement of ANADIGICS are available at http://materials.proxyvote.com/032515 as of March 27, 2009.

ANADIGICS, Inc.

141 Mt. Bethel Road
Warren, NJ 07059
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION OF PROXIES

GENERAL INFORMATION

This Proxy Statement and the enclosed Proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS” or the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, May 14, 2009, at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, and at any adjournment of the Annual Meeting.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.
NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive either a Notice Card or a Proxy Card with overview information regarding the availability of proxy materials over the internet. Shareholders who have not already received and wish to receive a paper or email copy of the proxy materials must request one. There is no charge for requesting a copy. Requests can be made at the voting website, via telephone, or via email.

Voting by Internet: Use the internet link and control number provided to you on your Notice Card or Proxy Card. You may vote until 11:59 p.m., Eastern Time on May 13, 2009. You will need the control number provided on your Notice Card or Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided on your Notice Card or Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 13, 2009. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials if you have not already received one. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 20, 2009, their authorized representatives and guests of the Company.  Admission will be by ticket only.  For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket.  Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership.  Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.  Admission to the Annual Meeting will be facilitated if tickets are obtained in advance.  Tickets may be issued to others at the discretion of the Company.

At the Annual Meeting, stockholders will be asked to (i) elect two Class II Directors; and (ii) ratify the appointment of the Company’s independent registered public accounting firm.  Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote.  This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting.  When the proxy card is returned properly executed, the stockholder’s shares will be voted according to the stockholder’s directions.  Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.  If no choice has been specified, the shares will be voted (i) FOR the election of the Director−nominees listed below, and (ii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm.  Proxies marked as abstaining (including proxies containing broker non−votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The Board of Directors knows of no other business that will be presented at the Annual Meeting.  If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

A proxy may be revoked by giving the Secretary of ANADIGICS written notice of revocation at any time before the voting of the shares represented by the proxy.  A stockholder who attends the meeting may cancel a proxy at the meeting.  Votes will be counted as the majority of the total votes specifically received/voted on each proposal.

ANNUAL MEETING QUORUM REQUIREMENTS

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders.  Abstentions and broker non−votes shall be counted for purposes of determining whether a quorum is present.  Only holders of record of Common Stock at the close of business on March 20, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

As of March 20, 2009 the Company had issued and outstanding approximately 63,157,691 shares of Common Stock.  Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

Principal Stockholders and Share Ownership by Management and Directors

The following table sets forth as of March 20, 2009 certain information about beneficial stock ownership of (i) each person or entity we know to be the beneficial owner of more than five percent of our Common Stock, (ii) each Director (iii) the executive officers named in the Summary Compensation Table, infra, and (iv) all Directors and executive officers as a group. Unless specifically stated in the footnotes below, each executive officer and Director listed below has sole voting and investment power as to the shares of common stock listed beside his name.

In addition, unless otherwise indicated, the address of each beneficial owner listed is c/o ANADIGICS, Inc. 141 Mt. Bethel Road, Warren, New Jersey 07059.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Schroder Investment Management North America Inc. 875 Third Avenue, 21st Floor New York, NY 10022-6225	5,650,900	(1)	8.95%
Chilton Investment Company LLC 1266 East Main Street, 7th Floor Stamford, CT 06902	3,974,729	(2)	6.3%
Paul Bachow	166,048	(3)	*
Gilles Delfassy	22,828		*
David Fellows	22,003		*
Charles Huang	720,281	(4)	1.1%
Ali Khatibzadeh	225,232	(5)	*
Ronald Michels	321,163	(6)	*
Harry Rein	158,884	(7)	*
Mario Rivas	-	(8)	*
Ronald Rosenzweig	254,232	(9)	*
Thomas C. Shields	326,155	(10)	*
Lewis Solomon	103,884	(11)	*
All Directors and executive officers as a group	2,320,710		3.6%

(1)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2009 by Schroder Investment Management North America Inc.   Schroder Investment Management North America Inc. reported having sole dispositive power with respect to 5,650,900 shares, sole voting power of 3,918,000 shares and shared voting power of 1,732,800 shares.

(2)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2009 by Chilton Investment Company, LLC.  Chilton Investment Company, LLC reported having sole voting power and sole dispositive power with respect to 3,974,729 shares.

(3)	Includes 83,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(4)	Includes 144,350 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(5)	Includes 35,700 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(6)	Includes 91,701 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(7)	Includes 128,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(8)	Mr. Rivas holds options to purchase 1,200,000 shares of common stock, none of which are currently exercisable or exercisable within 60 days.

(9)	Includes 113,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(10)	Includes 129,101 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(11)	Includes 73,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

*	Less than 1%.

**	Calculated using shares outstanding as of March 20, 2009.

PROPOSAL I:  ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting as nearly as possible of one third of the total number of Directors constituting the Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director.  The Board of Directors is presently comprised of seven members each of whom is independent within the NASDAQ listing standards except for Ronald Rosenzweig and Mario Rivas.

The term of office for each Director in Class I expires at the Annual Meeting in 2011; the term of office for each Director in Class II expires at the Annual Meeting in 2009; and the term of office for each Director in Class III expires at the Annual Meeting in 2010.  At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.  If any nominee becomes unavailable for election, then those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

Each of the nominees for Class II Director, Messrs. Rivas and Bachow, will be elected to a term of office expiring at the Annual Meeting in 2012 if he receives the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Messrs. Rivas and Bachow are currently Class II Directors.

The Board of Directors recommends a vote “FOR” the Class II Director nominees listed below:

MARIO RIVAS (Age 54)

Mr. Rivas has served as Director, President and Chief Executive Officer since February 2009.  Prior to joining ANADIGICS, Mr. Rivas served as Chief Executive Officer of Quartics, Inc., a fabless semiconductor company based in Irvine, California.  Mr. Rivas also served as executive vice president of the computing products group at Advanced Micro Devices, Inc.  Mr. Rivas managed the wireless communications business of Philips Semiconductor as well as its foundry operations, purchasing, and assembly and testing. He spent most of his career at Motorola, Inc., with responsibilities in both semiconductor and wireless communications. He served as a director on the board of Taiwan Semiconductor Manufacturing Company Limited. Mr. Rivas holds an undergraduate degree in electrical engineering from the University of Central America in San Salvador. He also holds a master’s degree from Rensselaer Polytechnic Institute.

PAUL BACHOW (Age 57)

Mr. Bachow has served as a Director of the Company since January 1993.  He has been President of Bachow & Associates, Inc., a private investment firm, since he founded the firm in 1989.  Bachow & Associates, Inc. has acted as the manager of numerous hedge funds, private equity investment funds and other investment vehicles.  Typical investments have been in the communications, electronics, services and productivity areas. Mr. Bachow has a B.A. from American University, a J.D. from Rutgers University, along with a Master’s Degree in tax law from New York University, and is a C.P.A.

DIRECTORS CONTINUING IN OFFICE UNTIL 2010

(Class III Directors)

DAVID FELLOWS (Age 56)

Mr. Fellows has served as a Director of the Company since May 2007 and had served as a member of the Company's Technical Advisory Board from April 2003 until May 2007. Prior to that, he served as Director of the Company from September 1994 until April 2003.  Mr. Fellows is currently an Executive VP and Executive Fellow with Comcast Cable, advising the company on technology matters, since January, 2007.  In addition, he became a general partner of Genovation Capital, LLC, an early stage venture capital company, in 2008. He was the Chairman and CEO of K Sys Inc., a privately-held Internet software company doing business as Knowledge-Banking Systems, during 2007 and 2008.  From 2003 to 2006 he was EVP and Chief Technology Officer at Comcast Cable, in charge of technology, engineering and technical operations. Prior to that, from December 2001 until their acquisition by Comcast in 2003 he was Chief Technology Officer at AT&T Broadband.   Mr. Fellows received his Bachelor’s Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University.  Mr. Fellows is also Chairman of the Board of Trustees of the North Shore Music Theatre in Beverly, MA.  He is chair of the Data Standards Subcommittee for the SCTE, and was previously a member of the Board of Directors for CableLabs in Louisville, CO.  He serves on and has served on, a number of Technical Advisory Boards.

RONALD ROSENZWEIG (Age 71)

Mr. Rosenzweig, a co−founder of ANADIGICS in 1985, has served as a Director of the Company since its inception and as Vice-Chairman of the Board of Directors since August 2008.  Mr. Rosenzweig was Chairman of the Board from 1998 – 2008. From the Company’s inception in 1985 until 1998, Mr. Rosenzweig served as President and Chief Executive Officer of the Company.  He was a co−founder of Microwave Semiconductor Corp. and served as the company’s President and Chief Executive Officer Mr. Rosenzweig received his Bachelor’s Degree in Chemical Engineering from City College of New York.

LEWIS SOLOMON (Age 75)

Mr. Solomon has served as a Director of the Company since September 1994 and, previously, from 1985 to 1989.  Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 in addition to serving as a director on the boards of Harmonic Inc., Lantronix, Inc. and several private companies.  Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983.  Mr. Solomon received a Bachelor’s Degree in Physics from St. Joseph’s College and a Master’s Degree in Industrial Engineering from Temple University.

DIRECTORS CONTINUING IN OFFICE UNTIL 2011

(Class I Directors)

HARRY T. REIN (Age 64)

Mr. Rein has served as a Director of the Company since 1985.  He is a General Partner with Foundation Medical Partners.  Mr. Rein was the principal founder of Canaan Partners in 1987, a venture capital investment firm and served as its managing general partner until 2002.  Prior to that, he was President and CEO of GE Venture Capital Corporation.  Mr. Rein joined General Electric Company in 1979 and directed several of GE’s lighting businesses as general manager before joining the venture capital subsidiary.  Mr. Rein attended Emory University and Oglethorpe College and holds an MBA from the Darden School at the University of Virginia.

GILLES DELFASSY (Age 53)

            Mr. Delfassy has served as a Director of the Company since January 2008 and Chairman of the Board of Directors since August 2008.  Mr. Delfassy also served as the interim Chief Executive Officer of the Company from August 17, 2008 to February 1, 2009, when Mr. Rivas assumed the position of Chief Executive Officer. He is the retired Senior Vice President of the Worldwide Wireless Terminals Business Unit, Texas Instruments Incorporated and was at the helm of the company’s successful wireless terminals unit since inception in 1995.  Previously he had served as Texas Instrument’s European Digital Signal Processing Department Manager and led its European Automotive Electronics business.  Mr. Delfassy currently serves as an advisor for 3i and Pitango, which are private companies, and sits on the board of directors of Spansion Inc. and Discretix, a private company.   Mr. Delfassy holds an Engineering Diploma (Master of Science in Electrical Engineering) from Ecole Nationale Supérieure d'Electronique et d’ Automatique de Toulouse and a degree in Business Administration from Institut d’Administration des Entreprises de Paris.

 COMPENSATION OF DIRECTORS

            Our Company uses a combination of cash and equity-based incentive compensation for each non-employee Director's services.  Directors who are employees of ANADIGICS, other than Ronald Rosenzweig, do not receive additional compensation for their service as Directors.

Cash Compensation Paid to Board Members.  Each non-employee Director is entitled to an annual retainer of $30,000, payable in equal quarterly installments.  Mr. Delfassy, the non-employee Chairman of the Company‘s Board of Directors, is entitled to $120,000 and 60,000 shares of the Company’s restricted stock, which would vest on May 31, 2009, for his role as Chairman of the Board for calendar year 2009. The committee chairperson of the Audit Committee, Compensation & Human Resource Committee and the Corporate Governance & Nominating Committee are entitled to an annual cash retainer of $15,000, $8,000 and $8,000, respectively.  The committee members of the Audit Committee, Compensation & Human Resource Committee and the Corporate Governance & Nominating Committee are entitled to an annual cash retainer of $5,000, $3,000 and $3,000, respectively.

Equity Compensation for Board Members.  We have the flexibility to provide either stock options or restricted stock grants to our non-employee Directors.  Historically, we have consulted the Institutional Shareholder Services guidelines and semiconductor industry peer group benchmarks with respect to equity compensation for Directors.  New non-employee Directors receive an initial equity grant of options, restricted stock or a combination thereof, not to exceed an aggregate of 50,000 shares and a value (as of the date of grant) of $125,000, which vests 1/3 annually over a three year period.  Each non-employee Director receives, at the beginning of the fiscal year, an annual equity grant of options, restricted stock or a combination thereof, not to exceed 50,000 shares and a value (as of the date of grant) of $130,000, which vests one year from the date of grant.

DIRECTOR COMPENSATION TABLE

The following table sets forth certain information regarding the compensation earned by or awarded to each Director that is not a named executive officer as of December 31, 2008 for their service on our Board of Directors in 2008.

Name and Principal Position (1)	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	Stock Option Awards (#)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Bachow, Paul	2008	$33,500	$135,295	0	$0	N/A	N/A	$0		$168,795
Rein, Harry	2008	$30,000	$135,295	0	$0	N/A	N/A	$0		$165,295
Rosenzweig, Ron	2008	$0	$135,295	0	$0	N/A	N/A	$117,493	(5)	$252,788
Solomon, Lew (2)	2008	$29,000	$141,213	0	$0	N/A	N/A	$0		$170,213
Strigl, Dennis (3)	2008	$7,000	$135,295	0	$0	N/A	N/A	$0		$142,295
Fellows, David	2008	$29,000	$150,107	0	$0	N/A	N/A	$0		$179,107

(1)	The compensation data for Dr. Bami Bastani, former Chief Executive Officer, and Mr. Delfassy, former interim Chief Executive Officer, is included in the Summary Compensation Table.
(2)	Mr. Lew Solomon received an award of 11,765 Restricted Stock Units on October 20, 2008 for his role as Chairman of the Governance and Nominating Committee in the search for a new CEO for the Company.
(3)	Mr. Dennis Strigl did not run for re-election to the Board of Directors in 2008; his term expired May 15, 2008.
(4)
These amounts reflect expense recognized by the Company in 2008 for current and prior year awards.  Reference is made to Note 14 “Employee Benefits Plans” of our Form 10-K for the period ending December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009, which identifies assumptions made in the valuation of option and restricted stock awards in accordance with FAS 123R.  The stock based compensation expense recognized under FAS 123R reflects an estimate forfeiture rate of 2.5% per year.  The values recognized above do not reflect such expected forfeitures.

(5)
This amount reflects $110,000 in salary and $7,493 in benefits (medical, dental, life, accidental death and dismemberment, and long-term and short-term disability) that Mr. Rosenzweig received as an employee pursuant to his employment agreement with the Company.

INFORMATION REGARDING CORPORATE GOVERNANCE AND COMPENSATION

BOARD MEETINGS AND ATTENDANCE

During fiscal 2008 the Board of Directors met eight times.  The non−employee Directors meet on a regular basis in executive sessions without management present.  The Chairperson of the Governance and Nominating Committee presides at the executive sessions.  Each of the Directors attended at 100% of the aggregate of all meetings held by the Board and the committees on which he served.  Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are invited and encouraged to attend the Annual Meeting of Stockholders.  Last year, six Directors attended the 2008 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

The standing committees of the ANADIGICS Board of Directors are as follows:

The Governance and Nominating Committee is appointed by the Board of Directors to (i) assist the Board of Directors in identifying individuals qualified to become Directors and to recommend to the Board of Directors the director nominees; (ii) recommend members of the Board of Directors to serve on the committees of the Board of Directors; (iii) recommend to the Board of Directors individuals qualified to be elected as officers of the Company; (iv) recommend to the Board of Directors the corporate governance and business ethics policies, principles, guidelines, and codes of conduct applicable to the Company; and (v) lead the Board of Directors in its annual review of the Board’s performance.  Messrs. Strigl (Chair) and Solomon, who are independent within the meaning of the NASDAQ listing standards, were members of the Governance and Nominating Committee through April 2008.  Mr. Strigl did not run for re-election in 2008, and consequently was replaced by Mr. Delfassy, who was independent within the meaning of the NASDAQ listing standards at the time of his appointment, on the Governance and Nominating Committee in May 2008 and Mr. Solomon was appointed Chair of the Committee at such time.  Mr. Delfassy served on this Committee until his appointment in August 2008 as Chairman of the Board and interim CEO at which time Mr. Rein, who is independent within the meaning of the NASDAQ listing standards, was named as his replacement.  Mr. Fellows, who is independent within the meaning of the NASDAQ listing standards, joined the Governance and Nominating Committee in April 2008.  The Governance and Nominating Committee operates under a written charter posted on the Company’s website at www.anadigics.com.  The Committee met one time during the 2008 fiscal year.

The Audit Committee is a separately designated standing committee of the Board of Directors established in accordance with applicable securities laws.  The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for (i) determining the adequacy of the Company’s internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public accountants, and (iii) recommending the selection of independent public accountants.  Messrs. Bachow (Chair), Fellows and Rein were members of the Audit Committee during fiscal 2008 and are independent within the meaning of the NASDAQ listing standards.  The Company’s Board of Directors has determined that one member of the Audit Committee, Mr. Bachow, is an audit committee financial expert as described in Item 407(d) of Regulation S−K.  The Audit Committee met four times during the 2008 fiscal year.  Mr. Bachow’s qualifications as an audit committee financial expert are set forth in his profile as Director set forth above.

 The Compensation & HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans.  Messrs. Solomon (Chair) and Strigl, who are independent within the meaning of the NASDAQ listing standards, were members of the Compensation & HR Committee through April 2008. Mr. Strigl did not run for re-election in 2008, and consequently was replaced by Mr. Delfassy, who was independent within the meaning of the NASDAQ listing standards at the time of his appointment, on the Compensation & HR Committee in May 2008. Mr. Delfassy served on this Committee until his appointment in August 2008 as Chairman of the Board and interim CEO at which time Mr. Rein, who is independent within the meaning of the NASDAQ listing standards, was named as his replacement. The Compensation and HR Committee met four times during the 2008 fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 None of the Compensation and HR Committee members are employees of the Company and all of them are considered "independent" Directors under the applicable NASDAQ rules. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation & HR Committee and any member of the Board of Directors or the compensation committee of another company.

DIRECTOR NOMINATION

In its assessment of each potential nominee, the Governance and Nominating Committee will review the nominee’s integrity, independence, intelligence and understanding of the Company’s or other related industries and such other factors as the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board of Directors.  The Governance and Nominating Committee will also take into account the ability of a potential nominee to devote sufficient time to the affairs of the Company.

When seeking to identify nominees for membership on the Board of Directors, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others.  The Governance and Nominating Committee has the authority to retain any search firm for this purpose and in 2008 the search firm CT Partners was utilized in the Company’s search for a new CEO.  After conducting an initial evaluation of a potential nominee, the Governance and Nominating Committee will interview that nominee if it believes such nominee may be a suitable Director.  The Committee may also ask the potential nominee to meet with management.  If the Governance and Nominating Committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend that nominee’s election to the full Board of Directors.

Pursuant to its charter, the Governance and Nominating Committee will consider nominees for membership on the Board of Directors recommended by stockholders of the Company and submitted in accordance with the Company’s by−laws to the attention of the Secretary of the Company at 141 Mt. Bethel Road, Warren, NJ 07059.  The Company did not receive any nominations for membership on its Board of Directors from stockholders in connection with the 2009 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures that provide security holders of the Company and other interested parties with the ability to communicate with one or more of the Company’s Directors by mail, care of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059.  Such communications should specify the intended recipient or recipients.  All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate Director or Directors for review.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics that applies to Directors, officers and employees, including the President and Chief Executive Officer, and Chief Financial Officer and has posted such code on its website at (www.anadigics.com).  Changes to and waivers granted with respect to the Company’s Code of Conduct and Business Ethics that are required to be disclosed pursuant to the applicable rules and regulations will be filed on a current report on Form 8-K and posted on the Company website.

PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009.  Although stockholder ratification is not required by the Company’s bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of Ernst & Young LLP as a matter of good corporate governance.  If the stockholders do not ratify the Audit Committee’s selection of Ernst & Young LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm.  Ernst & Young LLP will have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the Company for the year ending December 31, 2009.

AUDIT COMMITTEE PRE−APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that the Company’s independent registered public accountants may provide only those services pre−approved by the Audit Committee or its designated subcommittee.  The Audit Committee annually reviews and pre−approves the audit, review, attest and permitted non−audit services to be provided during the next audit cycle by the independent accountants.  To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.  The term of any such pre−approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent accountants that have not been pre−approved during the annual review and the fees for such proposed services must be pre−approved by the Audit Committee or its designated subcommittee.  Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre−approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent accountants to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the independent accountants and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.  In the event that any representative of the Company or the independent accountants becomes aware that any services are being, or have been, provided by the independent accountants to the Company without the requisite pre−approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre−approvals under its policy with respect to audit, review, attest and permitted non−audit services, provided that any such grant of pre−approval shall be reported to the full Audit Committee no later than its next scheduled meeting.  The Audit Committee may not delegate its responsibilities to pre−approve services performed by the audit firm to management.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Company’s independent registered public accounting firm and auditors during fiscal year 2008 and 2007 was Ernst & Young LLP.

The aggregate fees billed by the Company’s principal independent registered public accounting firm and auditors for professional services rendered to the Company for the two fiscal years ending December 31, 2008 were as follows:

Fee Category	Fiscal Year 2008	% of Total	Fiscal Year 2007	% of Total
Audit Fees	683,750	93.0%	630,000	92.5%
Audit−Related Fees (1)	-		-	-
Tax Fees (2)	50,000	6.8%	50,000	7.3%
All Other Fees (3)	1,500	0.2%	1,500	0.2%
Total Fees	735,250	100%	681,500	100%
(1)	Audit Related Fees: The Company incurred no audit related fees during its 2007 and 2008 fiscal years.

(2)	Tax Fees: Aggregate fees billed for professional services rendered during 2007 and 2008 related to domestic tax assistance.

(3)	All Other Fees: Aggregate fees billed for professional services rendered during 2007 and 2008 related to license for accounting research software.

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independent registered public accountant’s independence and has determined that such services have not adversely affected Ernst & Young LLP's independence.

AUDIT COMMITTEE REPORT

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors.  In this context, we have reviewed and discussed the Company’s financial statements with Company management and the independent auditors, Ernst & Young LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, had adopted by the Public Company Accounting Oversight Board in  Rule 3200T. The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

The Company’s independent auditors provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and we discussed Ernst & Young LLP’s independence with them.

We have considered whether the provision of services by Ernst & Young LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining the independent accountant’s independence and have determined that such services have not adversely affected Ernst & Young LLP’s independence.

Based on the foregoing review and discussions, and relying on the representation of Company management and the independent auditor’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10−K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, INC.

Paul Bachow
Harry Rein
David Fellows

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2008, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its executive officers and Directors were complied with, except for the Form 4 filings on January 25, 2008 of Messrs. Bastani, Shields, Huang, Michels and Khatibzadeh which, in each case, should have been filed by January 21, 2008.

LEGAL PROCEEDINGS

In January and February 2009, two separate shareholders' derivative lawsuits were filed in the New Jersey Superior Court against the Company, as a nominal defendant, and certain of its directors.  The suits, which have been consolidated under the caption In re Anadigics, Inc. Derivative Litigation, No. SOM-L-88-09 (the "Derivative Litigation"), assert state law claims seeking unspecified damages arising out of alleged misrepresentations and omissions relating to, among other things, Anadigics's manufacturing capabilities and the demand for its products.  The parties have filed a joint application with the Superior Court seeking to stay the Derivative Litigation pending a ruling from the United States District Court for the District of New Jersey on the defendants' anticipated motion to dismiss certain prior-filed purported federal securities class action lawsuits based upon the same core factual allegations.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are as follows:

Name	Age	Position
Mario Rivas	54	President, Chief Executive Officer and Director
Charles Huang	61	Executive Vice President and Chief Technical Officer
Thomas C. Shields	50	Executive Vice President and Chief Financial Officer
Ronald Michels	55	Senior Vice President - Broadband
M. Ali Khatibzadeh	49	Senior Vice President - Wireless

Set forth below is certain information with respect to the Company’s executive officers.  Executive officers are appointed to serve at the discretion of the Board of Directors.  There are no family relationships between executive officers or Directors of the Company.  Information with respect to Mr. Rivas is listed in his profile above.

Dr. Huang, a co−founder of the Company in 1985, has served as Executive Vice President of the Company since its inception.  In addition, he served as a Director until April of 1999.  He was director of GaAs research and development and wafer fabrication services at Avantek from 1980 to 1984.  Dr. Huang received his Ph.D.E.E. at the University of California, Berkeley.

Mr. Shields has served as Executive Vice President and Chief Financial Officer of the Company since January 2006.  He had previously served as Senior Vice President and Chief Financial Officer of the Company from July 1999.  Prior to joining the Company, Mr. Shields served as Vice President and Controller of Fisher Scientific Company from 1997 to 1999.  From 1994 to 1997, Mr. Shields served as Vice President and Controller for Harman Consumer Group.  From 1986 to 1994, Mr. Shields served in various positions with Baker & Taylor, Inc. Mr. Shields received his B.S. and M.B.A. degrees from Fairleigh Dickinson University.

Mr. Michels was appointed an Executive Officer on January 1, 2007 and has served as Senior Vice President and General Manager, Broadband since April 2005.   Mr. Michels joined ANADIGICS in 1987 and has served in several management and executive positions during that time.  Prior to joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting.  Mr. Michels earned his Bachelors degree in Electrical Engineering from the New Jersey Institute of Technology.  He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

Dr. Khatibzadeh was appointed an Executive Officer on January 1, 2007 and has served as Senior Vice President and General Manager, Wireless since April 2005.   He had previously served as the Vice President of the Wireless Business since June 2000. Dr. Khatibzadeh has more than 20 years of experience in the wireless industry. Before joining ANADIGICS in 2000, he was Director of Technology for Ericsson's American Standards Business Unit. Prior to that, he held engineering and management positions at Texas Instruments' Wireless Communications Business Unit.  Dr. Khatibzadeh earned B.S. degrees in Electrical Engineering and Physics, and a M.S. and a Ph.D. in Electrical Engineering from North Carolina State University in 1982, 1984, and 1987, respectively. He holds several U.S. patents, has authored a number of publications and is a member of the IEEE.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives and Philosophy

The Company operates in a highly competitive and rapidly changing industry with short product cycles.  The objectives of the Company’s executive compensation programs and plans are to allow the Company to attract, develop, motivate, retain, and reward top quality executive management who are capable of driving the Company’s success and industry leadership.  The Company seeks to achieve these objectives through a compensation philosophy that provides employees with competitive cash and stock compensation tied both to near-term and long-term individual and Company performance as well as to the creation of shareholder value.

The Board of Directors’ Compensation and HR Committee has the responsibility to (a) ensure that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board responsibilities relating to compensation of the Company’s executive officers including reviewing the competitiveness of executive compensation programs, evaluating the performance of the Company’s executive officers, and approving their annual compensation and short and long-term equity awards; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; and (d) make recommendations to the Board with respect to incentive-compensation plans and equity-based plans.

The Board of Directors’ Compensation and HR Committee operates under a written charter, which is available in the “Sarbanes-Oxley Documents” section of our website at www.anadigics.com, or by calling our Investor Relations Department at (908) 668-5000 ext. 5330, or by writing us at ANADIGICS, Inc. 141 Mt. Bethel Drive, Warren, New Jersey 07059, Attn: Investor Relations.

The Compensation and HR Committee seeks to set our executives’ aggregate compensation, including salary, short-term and long-term incentives, at levels competitive with our peer group in the semiconductor industry. Many of these companies are included in the Philadelphia Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent with companies outside of those companies included in the Philadelphia Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including Analog & RF semiconductor companies, size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executive talent.

In designing and administering the executive compensation program, the Compensation and HR Committee strives to balance short/long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards.

In developing our compensation programs and policies, the Compensation and HR Committee utilizes information obtained from surveys such as the AON/Radford Executive Compensation Survey, proxy statements, and information gathered directly from certain of the companies that comprise our peer group. The Compensation and HR Committee has also engaged outside compensation consultants and other advisers on a retainer basis.

An important element of the Compensation and HR Committee’s determinations involves competitive benchmarking. Each year, the Company participates in compensation and pay practice surveys of our semiconductor peer companies in order to assess the competitiveness of our compensation practices. For fiscal 2008, we targeted the aggregate value of our total compensation at approximately the median of our semiconductor peer companies. We strongly believe that it is essential to the long-term success of the Company to engage the best executive talent.

Overall we believe our compensation programs, as structured, are at market relative to our RF semiconductor peers. Based upon review of our compensation programs, those of our RF analog semiconductor peers, and our assessment of individual and corporate performance, we believe that the value and design of our executive compensation programs are appropriate.

The core competency of the Company is analog radio frequency. This competency represents a small and unique expertise within the semiconductor industry. Analog radio frequency expertise is quite different from digital expertise which represents the vast majority of the semiconductor field. The Company believes that due to the unique nature of the analog radio frequency expertise required in its business that total compensation should be benchmarked at the 75th percentile of the compensation surveys and data.

Components of Compensation

The components of the compensation program for named executive officers are described below.

Base Salary:   Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a competitive market assessment of compensation for similar roles at other semiconductor companies, and a comparison of salaries paid to peers within the Company. Base salaries are currently at levels that approximate the 75th percentile based on semiconductor industry surveys and are adjusted annually. These compensation levels allow the Company to attract and retain superior leaders that the Company believes will allow it to deliver on its business goals.

The CEO recommends base salaries for each other executive. When setting the base salaries for executives other than the CEO, the Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the factors listed above and such executive’s performance during the year. The Compensation and HR Committee makes an independent compensation determination for the Vice-Chairman of the Board of Directors and the CEO.

Short-Term Incentives:   Short-term incentives are “results oriented”. These incentives are discretionary and the process is reviewed annually by the Compensation and HR Committee.  Short-term cash and/or equity incentives, if any, are provided on a semi-annual basis to motivate employees and increase shareholder value. The payment of short-term incentives is based on our financial results and the individual executive’s performance as measured against the achievement of strategic or operational goals established by management and the Compensation and HR Committee prior to the commencement of the relevant measurement period. In order to implement its philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Compensation and HR Committee has designed the short-term incentive plan to significantly affect the total compensation of our executives depending on our success in meeting semi-annual financial and strategic goals. The Compensation and HR Committee has the authority to make any changes it deems necessary in the semi-annual short-term incentives provided to our executives.

The short-term incentive plan is applicable to all our employees, including our Executive Officers and our CEO. The Executive Officers are eligible for short-term incentives based upon 110% of their base salary calculated on a semi-annual basis.  The Company’s Vice Presidents who are not Executive Officers are eligible for short-tem incentives based upon 75% or 90% of their base salary, based on their position, calculated on a semi-annual basis.

The short-tem incentive plan financial goals are established by the Compensation and HR Committee based upon the Company’s semi-annual financial plan which is approved by the Board of Directors.  In 2008, the Board met in January and August and approved the Company’s semi-annual financial plan.   The Compensation and HR Committee has selected financial goals consisting of revenue, adjusted earnings (adjusted to exclude the value of stock based compensation and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee), and cash from operations for the short-term incentive plans. The award of short-term incentives for the CEO and CFO are tied specifically to the achievement of revenue, adjusted earnings, and cash from operations as targets and are weighted 45%, 45%, and 10% respectively. The award of short-term incentives for our other most highly compensated executives is weighted for revenue at 40%, adjusted earnings at 40%, cash from operations at 10%, and strategic or operational requirements at 10%.

The determination of whether a short-term incentive has been earned and will be paid for a semi-annual period is based upon whether the specific financial goal has been achieved.  If 100% of the financial goal has been met, then the executive officer will be paid an amount equal to 100% of such officer’s eligible short-term incentive attributable to the achievement of such financial goal.  Each financial goal has a minimum achievement threshold of 50% of the target goals’ payout level, below which the executive officer will not receive any of such officer’s eligible short-term incentive attributable to the achievement of such financial goal.  In addition, each financial goal has a maximum achievement threshold of 150% of the target goals’ payout level, above which the executive officer will not receive any additional eligible short-term incentive attributable to the achievement of such financial goal; provided, however, that the total payment of short-term incentives to an executive officer for a particular interim period shall in no case exceed 120% of the aggregate eligible short-term incentive payable to such executive officer for such period, unless such additional payments are approved by the Compensation and HR Committee.

For example, assume the financial goals were as follows:

Semi-Annual Goals	Minimum	Target	Maximum
Company Revenue	$90 million	$100 million	$110 million
Adjusted Earnings	$5 million	$10 million	$15 million
Cash from Operations	$25 million	$30 million	$40 million

Assuming the Company achieved revenue of $100 million, adjusted earnings of $10 million, and cash from operations $25 million in such semi-annual period. Based on such achievements, the short-term incentives payable to the CEO and CFO for such semi-annual period would be as follows:

Revenue based payments = 100% achievement times weighting of 45% (for CEO and CFO) = 45%
Adjusted earnings based payments = 100% achievement times weighting of 45% (for CEO and CFO) = 45%
Cash from Operations = 50% achievement times weighting of 10% (for CEO and CFO) = 5%

As a result, the total short-term incentive payments payable to the CEO and CFO for such semi-annual period would be equal to 95% of the aggregate eligible short-term incentive payments payable to such executive officers for such period.

From 2005 through the first half of 2008, the Company has used restricted stock with one-year vesting periods to fund the semi-annual short-term incentives. This has allowed the Company to conserve cash to fund its growth, as well as better align the short term incentive payout with the shareholder value created in the following year. The Company may return to the use of cash payments for the semi-annual (short-term) incentives as deemed appropriate by the Compensation and HR Committee.

The Company’s Human Resources Department calculates the short-term incentive payments payable to executive officers based on the achievement of the semi-annual short-term incentive targets and specific strategic or operational goals. In 2008, the Compensation and HR Committee determined that for the first-half of 2008 semi-annual incentive distribution was to be principally made in restricted stock and that for the second-half of 2008 semiannual incentive distribution was to be principally made in stock options. The semi-annual equity awards payable to the Company’s executive officers were approved by the Compensation and HR Committee in meetings held in July 2008 and January 2009, respectively.

Following each semi-annual period, the CEO makes recommendations for short-term incentive payments for each executive officer, excluding the CEO. The Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the results achieved for the executive officers other than the CEO. The Compensation and HR Committee, in a closed door session, decides on the short-term incentive award payable to the CEO.

It is the Company’s policy that each of the named executive officers and other eligible employees receive information on their individual compensation components, the corresponding measures, and information on how each plan or program works. This information is provided periodically by the Company’s Human Resources Department.

For the 2009 short-term incentive plan, the Compensation and HR Committee has selected financial goals related to revenue, adjusted earnings and cash flow from operations. The award of short-term incentives for the CEO and CFO in 2009 are weighted such that the achievement of goals related to revenue, adjusted earnings and cash flow from operations account for 45%, 45% and 10%, respectively, of such awards.  The award of short-term incentives for our other most highly compensated executives is weighted such that the achievement of goals related to revenue, adjusted earnings, cash flow from operations and strategic or operational requirements account for 40%, 40%, 10% and 10%, respectively, of such awards.

Long-Term Incentives: Long-term equity incentives, including stock options, restricted stock, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the interests of our stockholders and the economic interests of our executive officers and other eligible employees. Stock options and restricted stock are both strong incentives because they encourage employees to work to increase the Company’s stock price. Recipients of stock option grants realize value only if the fair market value of our common stock increases above the exercise price of such options, which is set at the fair market value of our common stock on the date such option is granted. The fair market value of restricted stock is based on the closing price on date of grant.  In addition, employees must remain employed with us for a fixed period of time in order for the options or restricted stock to fully vest. Options and/or restricted stock are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to the Company.  Stock options generally vest over a period of three years with one-third vesting on the anniversary of the first full year of each grant and quarterly vesting in the remaining two years.  Restricted stock generally vest over a period of three years with one-third vesting at the end of each twelve-month period commencing with the date of grant.

The Company believes that it is important to find an appropriate balance between our need to provide effective equity incentives to our employees on the one hand, and the potential resulting dilution to our stockholders and the accounting and administrative impact of issuing such awards due to recent changes in the equity compensation accounting rules, including the adoption of SFAS 123(R), which became effective for us on January 1, 2006 on the other hand. In particular, we have determined that we require additional flexibility in our use of full-value awards under the shareholder approved 2005 Long Term Incentive and Share Award Plan, the “2005 Plan”.  When an award has a per share exercise or purchase price lower than the fair market value of a share of our common stock on the date of grant, we refer to it as a “full-value award”.

Move to Full-Value Restricted Stock Awards in Lieu of Options. Motivated in part by our adoption of SFAS 123(R) in 2006, we carefully evaluated the components and effectiveness of the total compensation package we offer to our employees, including salary and benefits, and taking into account the potential cost, dilutive impact and effectiveness of various types of incentive awards available to employees under the 2005 Plan. We surveyed the Company’s Board of Directors (in particular the Compensation and HR Committee), management and employees for their views as to the long-term retentive and motivational impact of various award structures, and we considered what prevailing trends were at other companies both inside and outside our industry, including our competitors. Based on the results of our investigation and analysis, we determined that, at least in the near term, granting employees a lesser number of full-value restricted stock awards (i.e., an award of shares of restricted stock that vests in accordance with the terms and conditions established by the administrator, typically based on continuing employment with the Company over a period of years) represented a better balance of these competing interests than our historical practice of granting stock options at a fair market value exercise price per share. Among other factors we considered in making this determination were the following:

*
Award value linked to long-term stockholder value. Like an option grant, the ultimate amount an employee will derive from a full-value restricted stock award depends on what happens to our stock price during the period over which it vests. If the stock price increases, the employee shares in this increase in stockholder value. If the price declines, the value of the employee’s award declines with that of our other stockholders. We believe this encourages our employees to think and behave like owners and make decisions that increase long-term stockholder value.

*
Better retentive device. Unlike our historical option grants, while these full-value restricted stock awards can decline in value in direct relation to our stock price, they will almost never be worthless, which means their retentive value continues even if our stock price declines in some or all periods following the date of grant; consequently, there is no need for option exchanges or repurchasing of options to retain incentives.

*
Dilution. In periods where our stock price trades below the exercise price of an option, an option would not be exercised while the dilutive impact of a full-value restricted stock award would remain; however that risk is partially mitigated by the fact that a fewer number of shares are issued as restricted stock units.

Each year the Company evaluates which choice or combination of stock option grants or restricted stock awards is best for that particular year. Since January 2004, we have generally granted full-value restricted stock awards to our eligible employees. In 2006, the Company granted a mix of restricted stock grants and stock options and in 2007 granted full-value restricted stock awards. In 2008, the Company granted restricted stock and in 2009 the Company granted stock options.

In May 2008, the Company introduced “performance vested” long term incentive restricted stock awards for executives. These awards vest variably over three years based on a set of financial metrics which consist of revenue and adjusted earnings per share (adjusted to exclude the value of stock based compensation and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee).   Specific three-year financial goals were set for revenue and adjusted earnings per share with various vesting based on the achievement of the financial goals in each of the three years.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of our Named Executive Officers in fiscal 2008:

Name and Principal Position	Year	Salary ($) (3)	Bonus ($)	Stock Awards ($) (4)	Stock Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Bastani, Bami (1)	2008	$355,465	$0	$2,914,067	$410,221	N/A	N/A	$3,175,180	$6,854,933
Former President and CEO	2007	$492,877	$0	$1,295,835	$197,690	N/A	N/A	$45,055	$2,031,457
	2006	$484,949	$0	$880,472	$14,837	N/A	N/A	$29,677	$1,409,935

Delfassy, Gilles (2)	2008	$200,000	$0	$384,124	$0	N/A	N/A	$185,789	$769,913
Interim CEO

Shields, Thomas	2008	$280,104	$0	$665,480	$90,416	N/A	N/A	$31,815	$1,067,815
Exec. VP and CFO	2007	$266,140	$0	$594,348	$87,702	N/A	N/A	$31,626	$979,816
	2006	$248,305	$0	$376,351	$6,514	N/A	N/A	$31,752	$662,922

Huang, Charles	2008	$251,739	$0	$524,776	$66,329	N/A	N/A	$30,227	$873,071
Exec. VP and CTO	2007	$244,039	$0	$469,966	$64,339	N/A	N/A	$23,496	$801,840
	2006	$234,273	$0	$295,965	$4,817	N/A	N/A	$21,010	$556,065

Khatibzadeh, Ali*	2008	$266,529	$0	$616,921	$88,192	N/A	N/A	$25,468	$997,110
Sr. VP Wireless	2007	$253,712	$0	$536,964	$85,546	N/A	N/A	$27,186	$903,408

Michels, Ron*	2008	$266,529	$0	$626,127	$88,192	N/A	N/A	$21,450	$1,002,298
Sr. VP Broadband	2007	$253,712	$0	$542,088	$85,546	N/A	N/A	$21,392	$902,738

(1)
Dr. Bastani resigned from the Company’s Board of Directors and CEO position effective August 17, 2008, at which point Mr. Delfassy assumed the responsibilities of CEO on an interim basis pending the completion of the Company’s search for a new CEO.

(2)
Mr. Delfassy was elected to the Board of Directors effective January 2, 2008 and received a restricted stock award, value of $129,996, as a new member of the Board and the annual grant, value of $124,992, made to Board members. On August 17, 2008, Mr. Delfassy was named as Chairman of the Company’s Board of Directors and Interim CEO and received an award of 150,000 Restricted Stock Units.  As interim CEO, Mr. Delfassy was entitled to cash compensation of $200,000, payable over a twelve-month period.

(3)
In February 2008, base salaries were adjusted. Mr. Shield’s salary was adjusted from $268,240 to $281,652; Dr. Huang's salary was adjusted from $245,240 to $252,597; Dr. Khatibzadeh's salary was adjusted from $255,240 to $268,002; and Mr. Michels' salary was adjusted from $255,240 to $268,002.

(4)
These amounts reflect expense recognized by the Company in 2008 for the current and prior year awards.  Reference is made to Note 14 “Employee Benefits Plans” on our Form 10K for the period ending December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009, which identifies assumptions made in the valuation of option and restricted stock awards and accordance with FAS 123R.  The stock based compensation expense recognized under FAS 123R reflects an estimate forfeiture rate of 2.5% per year.  The values recognized above do not reflect such expected forfeitures.

(5)
All Other Compensation includes benefits (medical, dental, life, accidental death and dismemberment, long-term disability, short-term disability, physical exam, financial planning allowance, and severance) for Dr. Bastani, Mr. Shields, Dr. Huang, Dr. Khatibzadeh, and Mr. Michels.  For Dr. Bastani, a severance payment of $3,079,054 is also included.  For Mr. Delfassy, the amount reflects his board fees and expense recognized by the Company in 2008 for his January 2008 Board member grants.

* Appointed Executive Officers on January 1, 2007.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR END

The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted in or earned with respect to fiscal year 2008 to each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized. The amount of these awards that were expensed in 2008 in accordance with SFAS 123(R) is shown in the Summary Compensation Table on page 19.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimates Future Shares Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of All Stock & Option Awards
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Delfassy, Gilles	8/18/2008							150,000		[1]		$522,000
	1/2/2008							22,828		[2]		$254,989

Bastani, Bami	7/25/2008							29,699		[3]		$174,630
	5/15/2008				53,814	107,627	161,441			[4]		$1,301,210
	1/17/2008							107,627		[5]		$893,304

Shields, Thomas	1/15/2009								9,326	[3]	$1.93	$13,360
	7/25/2008							16,962		[3]		$99,737
	5/15/2008				23,864	47,727	71,591			[5]		$577,019
	1/17/2008							47,727		[4]		$396,134

Huang, Charles	1/15/2009								9,718	[3]	$1.93	$13,922
	7/25/2008							15,211		[3]		$89,441
	5/15/2008				17,498	34,996	52,494			[5]		$423,102
	1/17/2008							34,996		[4]		$290,467

Khatibzadeh, Ali	1/15/2009								9,165	[3]	$1.93	$13,130
	7/25/2008							16,139		[3]		$94,897
	5/15/2008				23,308	46,615	69,923			[5]		$563,575
	1/17/2008							46,615		[4]		$386,905

Michels, Ron	1/15/2009								8,878	[3]	$1.93	$12,719
	7/25/2008							16,139		[3]		$94,897
	5/15/2008				23,308	46,615	69,923			[5]		$563,575
	1/17/2008							46,615		[4]		$386,905

(1)	Award granted to Mr. Delfassy upon acceptance of Interim Chief Executive Officer position on August 18, 2008.
(2)	Awards of Restricted Stock for new board member.
(3)	Awards of Restricted Stock & Stock Options with one year vesting made for the first half of 2008 and second half of 2008 Short Term Incentive Plan.
(4)	Awards of Stock Options which vest over three years made under the 2005 Plan on January 15, 2009.
(5)	Performance awards which are earned based on performance criteria with three year vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2008.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Bastani, Bami	246,668			$7.27	2/6/2014
	110,000			$8.84	12/18/2016
Delfassy, Gilles						22,828	$33,785
						150,000	$222,000
Shields, Thomas	92,501			$7.27	2/6/2014	122,288	$180,986	23,864	$35,318
	32,534	16,266		$8.84	12/18/2016
Huang, Charles	30,000			$15.56	12/19/2010	95,336	$141,097	17,498	$25,897
	30,000			$13.59	10/29/2011
	57,500			$7.27	2/6/2014
	23,867	11,933		$8.84	12/18/2016
Khatibzadeh, Ali	31,734	15,866		$8.84	12/18/2016	116,965	$173,108	23,308	$34,495
Michels, Ron	56,001			$7.27	2/6/2014	118,349	$175,156	23,308	$34,495
	31,734	15,866		$8.84	12/18/2016

(1) The dollar value of these awards is calculated by multiplying the number of shares or units by the market close of our Common Stock on December 31, 2008, $1.48.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by each Named Executive Officer during fiscal 2008.

		OPTION AWARDS		STOCK AWARDS
Name	Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bastani, Bami	2008	70,000	$487,525	461,405	$2,412,736
Shields, Thomas	2008	-	-	75,258	$538,529
Huang, Charles	2008	67,500	$15,370	55,887	$398,707
Khatibzadeh, Ali	2008	-	-	63,901	$449,433
Michels, Ron	2008	-	-	69,767	$500,213

Equity Compensation Plan Disclosure

The following table provides information as of December 31, 2008, about securities issued or authorized for future issuance under the Company’s equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by security holders (1)	1,916,432	$10.10	6,008,006
Equity Compensation Plans not Approved by Security Holders (2)	902,200	$9.79	-
Total	2,818,632	-	6,008,006

(1)	Consists of the Company’s 1995 Long−Term Incentive and Share Award Plan for Officers and Directors, which terminated on February 28, 2005; the 2005 Plan; and the Employee Stock Purchase Plan.

(2)	Consists of the Company’s 1997 Long-Term Incentive and Share Award Plan which terminated on February 28, 2005.

Other Benefits

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical, life and accident insurance, and a 401(k) plan matching contribution of up to 50% of an employee’s contribution.  Our executive officers are also eligible for an annual physical exam and financial planning allowance. We do not provide any other perquisites to our executive officers that are not made available to other employees.

The following table generally illustrates the benefits and perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Plan	Executive Officers	Managers	Full-Time Employees
401(k)	X	X	X
Medical/Dental/Vision	X	X	X
Life & Disability Insurance (1) (2)	X	X	X
Employee Stock Purchase Plan	X	X	X
Change-In-Control & Severance Plan	X	_	_
Supplemental Executive Medical Plan (3)	X	_	_
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Ownership Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Employee Discounts	X	X	X
Financial Planning Allowance (4)	X	_	_
Automobile/Transportation Allowance (5)	_	_	X
Physical Fitness Allowance	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered

(1)
ANADIGICS provides Company-paid short-term disability insurance to eligible full-time employees with a bi-weekly benefit up to 100% of qualifying base salary. The amount of the Company-paid benefit may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(2)
ANADIGICS provides Company-paid long-term disability insurance which provides income replacement during a disability that has existed for at least six months of up to 60% of base salary with a maximum benefit of $10,000 monthly. The amount of benefits provided under this plan may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(3)	ANADIGICS provides an executive supplemental medical plan to certain executives, which covers the expense for qualifying claims which have not been paid or reimbursed by the basic healthcare plans.
(4)
We provide our executive officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance and tax preparation, which are focused on assisting executive employees in achieving the highest value from their compensation package.

(5)	In certain international locations some employees are provided an automobile/transportation allowance in accordance with local custom and competitive market practice.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment  Agreements

Chief Executive Officer.  The Company entered into an employment agreement on January 15, 2009, with Mario A. Rivas, President and Chief Executive Officer.  Under the terms of the agreement, if the Company terminates Mr. Rivas without “Cause” or Mr. Rivas terminates his employment for “Good Reason”, he shall be entitled to (A) an amount equal to 200% of the sum of (i) his then annual base salary, plus (ii) his annual bonus, if any, earned during the immediately preceding calendar year, (B) any base salary earned but not yet paid as of the date of termination, (C) any annual bonus in the year prior to the year of termination awarded and earned but not yet paid, (D) health benefits in effect on the date of termination through the earlier to occur, of (i) twelve months from such termination of employment, or (ii) the date he commences employment with another entity, and (E) immediate vesting of his stock options. In exchange for these benefits, Mr. Rivas agreed (x) not to solicit employees to leave the Company for twenty−four months after termination of his employment and (y) not to solicit customers or interfere with Company suppliers for twenty-four months following termination of his employment.   Mr. Rivas has “Good Reason” to resign if (a) he is assigned any duties or responsibilities that are materially inconsistent with the scope of his duties as CEO; (b) he suffers a material reduction in his duties, responsibilities or authority as CEO; (c) he is removed from the offices of CEO; (d) his annual base salary is materially reduced; or (e) the Company ceases being a publicly traded company as a result of undergoing a “Change of Control” and becoming a subsidiary of another company and Mr. Rivas remains CEO of such subsidiary only.

On August 17, 2008 the Company entered into a separation agreement and related waiver and release with Dr. Bastani providing for a severance payment of $3,097,054 and the vesting of all outstanding restricted shares and options and continuation of medical coverage for 24 months, which payments he would have been entitled to under his employment agreement, upon a termination by the Company without cause.

Chief Financial Officer. The Company entered into an employment agreement in 2000, amended in 2005, with Thomas Shields, Executive Vice President and Chief Financial Officer. Under the terms of the agreement, as amended, if the Company terminates Mr. Shields without “Cause” or in the event of a "Change of Control" which results in either the involuntary termination without "Cause" of his employment with the Company or Mr. Shields' voluntary resignation from the Company due to a reduction in the responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Shields)), he shall be entitled to (A) an amount equal to 250% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, plus (ii) his bonus at a target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) health benefits for a maximum of twelve months, and (C) immediate vesting of (i) all stock options and (ii) all restricted stock granted prior to termination of employment.

Chief Technical Officer. The Company entered into an employment agreement with Dr. Charles Huang, Executive Vice President and Chief Technical Officer in 2000, amended in 2005. The terms of the agreement provide that if the employee is terminated by the Company following a “Change of Control” or if the employee terminates employment with the Company as a result of a reduction in responsibilities and duties or a reduction in compensation following a “Change of Control”, the employee shall be entitled to receive (A) up to 12 months of base salary and bonus, (B) payment of the annual bonus (at 100% of target) prorated for the number of months worked, (C) health benefits for a maximum of 12 months, and (D) immediate vesting of all stock options and (E) executive outplacement services for six months.

Senior Vice President and General Manager, Wireless. The Company entered into an employment agreement in 2000, amended in 2005, 2006, 2007, and January 2009 with Mohammad Ali Khatibzadeh, Senior Vice President. Under the terms of the agreement as amended, if the Company terminates Dr. Khatibzadeh without “Cause” or in the event of a "Change of Control" which results in either the involuntary termination without “Cause” of his employment with the Company or Dr. Khatibzadeh's voluntary resignation from the Company due to a reduction in responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Dr. Khatibzadeh)), he shall be entitled to (A) an amount equal to 200% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment plus (ii) his bonus at target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) medical and dental insurance benefits for a maximum of twelve months, and (C) immediate vesting of all (i) stock options and (ii) all shares of restricted stock granted prior to termination of employment.

Senior Vice President and General Manager, Broadband. The Company entered into an employment agreement in 2000, amended in 2005, 2006, 2007, and January 2009 with Ron Michels, Senior Vice President. Under the terms of the agreement as amended, if the Company terminates Mr. Michels without “Cause” or in the event of a "Change of Control" which results in either the involuntary termination without “Cause” of his employment with the Company or Mr. Michels' voluntary resignation from the Company due to a reduction in responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Michels)), he shall be entitled to (A) an amount equal to 200% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment plus (ii) his bonus at target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) medical and dental insurance benefits for a maximum of twelve months, and (C) immediate vesting of all (i) stock options and (ii) all shares of restricted stock granted prior to termination of employment.

The following table shows the actual value transfer to each Named Executive Officer under various termination of employment scenarios (assuming the termination or death occurred on December 31, 2008):

Summary Chart

SUMMARY CHART
Scenario	Rivas	Shields (1)	Huang (2)	Khatibzadeh (3)	Michels (4)	Total
If Retirement or Voluntary Resignation	$0	$0	$0	$0	$0	$0
If Termination for Cause	$0	$0	$0	$0	$0	$0
If Resignation for Good Reason	$2,300,400	$0	$0	$0	$0	$2,300,400
If Termination without Cause	$2,300,400	$1,677,211	$359,417	$1,317,044	$1,317,269	$6,971,341
If Change-Of-Control and Subsequent Termination or Resignation	$2,300,400	$1,677,211	$681,716	$1,317,044	$1,317,269	$7,293,640
If Death Occurs	$0	$180,986	$141,097	$173,108	$175,157	$670,348

(1)	For Mr. Shields, the payment includes accelerated vesting of restricted stock grants and stock options of $180,986.
(2)	For Dr. Huang, the payment includes accelerated vesting of restricted stock grants and stock options of $141,097.
(3)	For Dr. Khatibzadeh, the payment includes accelerated vesting of restricted stock grants and stock options of $173,108.
(4)	For Mr. Michels, the payment includes accelerated vesting of restricted stock grants and stock options of $175,157.

Other Compensation Considerations

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next three most highly compensated executive officers (other than the principal financial officer) to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is treated as “qualified performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. Our 2005 Plan is shareholder-approved and stock options granted under the 2005 plan are structured to qualify as “qualified performance-based compensation”; therefore, compensation realized in connection with exercises of options granted under the 2005 Plan is exempt under the statute and is fully deductible on our federal income tax returns. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

COMPENSATION AND HR COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.  Based on such review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

SUBMITTED BY THE COMPENSATION AND HR COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, Inc.

Lew Solomon, Chairman
Harry Rein

The foregoing report of the Compensation and HR Committee is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as incorporated therein by reference.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from December 31, 2003 through December 31, 2008 with the cumulative total return on the NASDAQ Stock Market Index and the Philadelphia Semiconductor Index, considered to be an index of the Company’s peer group, during the same period.  The comparison assumes $100 was invested on December 31, 2003 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The Company did not declare, nor did it pay any cash dividends during the comparison period.  Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If a stockholder of the Company wishes to have a proposal included in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by November 26, 2009 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2010 Annual Meeting. If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by−laws in order to personally present the proposal at the meeting.  A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by−laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting.  Notice of business proposed to be brought before the 2010 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no later than December 26, 2009, to be presented at the meeting.  If, however, the date of next year’s nnual Meeting is earlier than April 14, 2010, or later than June 13, 2010, the earliest date will be determined by the Board of Directors.  Any such notice must provide the information required by the Company’s by−laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any).  Under rules promulgated by the Securities and Exchange Commission, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above.  Proposals may be mailed to the Company, to the attention of the Secretary, 141 Mt. Bethel Road, Warren, NJ 07059.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting.  If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

The Board of Directors recommends a vote FOR Proposals I and II.								Please mark your votes as indicated in this examples	☒

		FOR ☐	WITHHELD FOR ALL ☐	*EXCEPTIONS☐
							FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal I:	ELECTION OF DIRECTORS				Proposal II:	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Nominees:
01 Mario Rivas 02 Paul Bachow
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all proposals.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
						Please check here if you expect to attend the Annual Meeting of Shareholders		☐

*Exceptions

					Mark Here for Address Change or CommentsSEE REVERSE	☐

Signature				Signature			Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

ANADIGICS, Inc.	INTERNET http://www.proxyvoting.com/anad Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: https://materials.proxyvote.com/032515

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANADIGICS, Inc.

The undersigned hereby appoints Mario Rivas and Thomas C. Shields proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ANADIGICS, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 14, 2009 or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments(Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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